Messineo & Co., CPAs  LLC

2451 N McMullen Booth Rd – Ste. 309

Clearwater, FL 33759-1362

T: (727) 421-6268

F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1 of our audit report dated May 31, 2013 relative to the financial statements of Soellingen Advisory Group, Inc. as of April 30, 2013 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period March 28, 2013 (date of inception) through April 30, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/: Messineo & Co., CPAs LLC

Clearwater, Florida

May 31, 2013